As filed with the Securities and Exchange Commission on September 13, 2007

Registration No.___-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________

FORM S-8

______________

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REAL LOGIC, INC.

(name of small business issuer in its charter)

Florida	64-1045849
(State of incorporation)	(I.R.S.Employer Identification No.)

REAL LOGIC, INC.

STOCK COMPENSATION PLAN

(Full Title of the Plan)

Bradford L. Tolley

Real Logic, Inc.

340 Royal Poinciana Way, Suite 326

Palm Beach, Florida 33480

(561) 833-9808

(Name, address and telephone number of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be registered	Amount to be Registered(1)	Offering Price Per Share	Aggregate Offering Price	Amount of Registration Fee
Common Stock	500,000	$1.00	$500,000.00	$15.35

(1)

This Registration Statement shall cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.

Plan Information.

Pursuant to Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”), we will distribute an information statement containing the information specified in Part I of Form S-8 (an “Information Statement”) to participants under the Plan. Such Information Statement, together with the documents incorporated by reference herein pursuant to Item 3 of Part II below, constitutes a prospectus meeting the requirements of Section 10(a) of the Securities Act.

Item 2.

Registrant Information.

Participants in the Plan are hereby advised that the documents incorporated by reference in Item 3 of Part II of this registration statement are also incorporated by reference in the prospectus to be distributed as described in Item 1, above. Copies of the documents incorporated by reference, as well as any other documents required to be delivered to employees pursuant to Rule 428(b), are available without charge upon written or oral request to the Secretary of the Company at: Real Logic, Inc., 340 Royal Poinciana Way, Suite 326, Palm Beach, Florida 33480, phone number (561) 833-9808.

I-1

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 3.

Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by referenced is considered to be part of this Registration Statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this Registration Statement have been sold or deregistered:

(a)

our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006.

(b)

our Quarterly Reports on Form 10-QSB for the quarters ended March 31 and June 30, 2007.

(c)

The description of our common stock which is contained in our Registration statement on Form 10SB12G dated December 5, 2000, and all amendments thereto.

Item 4.

Description Of Securities.

The Company’s Common Stock is registered pursuant to Section 12 of the Exchange Act, and therefore, the description of securities is omitted.

Item 5.

Interest of Named Experts and Counsel.

Not Applicable.

Item 6.

Indemnification of Officers and Directors.

The Florida Business Corporation Act allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

(a)

the officer or director conducted himself or herself in good faith;

(b)

his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

(c)

in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where  the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

Item 7.

Exemption from Registration Claimed.

Not Applicable.

Item 8.

Exhibits.

Exhibit Number	Description

5.1	Opinion of Redgrave & Rosenthal LLP as to the legality of the securities being registered.
23.1	Consent of Redgrave & Rosenthal LLP (included in Exhibit 5.1)
23.2	Consent of Baum & Company, PA

Item 9.

Undertakings.

We hereby undertake:

A.

(i)

To file, during any period in which offers or sales are being made hereunder, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(ii)

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities  offered, and the offering of the securities at that time to be the initial bona fide offering.

(iii)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.

That, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, we will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of ours relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by us or on our behalf or used or referred to by us;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about us or our securities provided by us or on our behalf; and

(iv)

Any other communication that is an offer in the offering made by us to the purchaser.

C.

That, for purposes of determining any liability under the Securities Act of 1933 to any purchaser, each filing of the Company’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

D.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1993, as amended, Real Logic, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach, State of Florida, on September 11, 2007.

REAL LOGIC, INC.

By:	/s/ BRADFORD L. TOLLEY
Bradford L. Tolley, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ BRADFORD L. TOLLEY	Director and Chief Executive Officer	September 11, 2007
Bradford L. Tolley

/s/ GERFRIED MUELLER	Director	September 11, 2007
Gerfried Mueller

/s/ ELENA GOLOVANOVA	Director	September 11, 2007
Elena Golovanova

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Redgrave & Rosenthal LLP as to the legality of the securities being registered.
23.1	Consent of Redgrave & Rosenthal LLP (included in Exhibit 5.1)
23.2	Consent of Baum & Company, PA